Exhibit 23(d)(iii)


                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT


         AGREEMENT made this 1st day of October, 2006 by and between THE GABELLI MONEY MARKET FUNDS, a Delaware business trust (the "Trust"), and GABELLI FUNDS, LLC (the "Manager").

         With respect to The Gabelli U.S. Treasury Money Market Fund, the sole series of the Trust (the "Fund"), the Manager hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 0.08% of the average daily net assets of the Fund.

         This Agreement shall be in effect until September 30, 2007 and is renewable for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


THE GABELLI MONEY MARKET FUNDS                        GABELLI FUNDS, LLC

By:    /S/ BRUCE N. ALPERT                            By:    /S/ JAMES E. MCKEE
       ---------------------------                           -------------------
         Bruce N. Alpert                                     James E. McKee

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